Exhibit 11.1

Nexen Inc.

Statement re: Computation of Earnings per Share - U.S. GAAP

For the Year Ended December 31, 2008

(Amounts in Cdn $ millions, except shares and per share amounts)

	2008					2007	2006
	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Annual	Annual	Annual

Net income available to common stockholders (U.S. GAAP)	$617	$318	$1,006	($237)	$1,704	$1,012	$579

Basic
Weighted average number of common shares outstanding (thousands)	528.9	530.0	525.9	519.5	526.1	527.1	524.2

Basic earnings per share	$1.17	$0.60	$1.91	($0.46)	$3.24	$1.92	$1.10

Diluted
Weighted average number of common shares outstanding (thousands)	528.9	530.0	525.9	519.5	526.1	527.1	524.2

Net additional shares issuable pursuant to stock options (thousands):
Issuable on exercise	22.5	24.9	19.6	—	18.8	26.6	27.7
Re-purchasable from proceeds	(14.2)	(14.4)	(13.0)	—	(12.7)	(15.7)	(14.0)

Net dilutive effect of stock options (thousands)	8.3	10.5	6.6	—	6.1	10.9	13.7

Adjusted number of common shares (thousands)	537.2	540.5	532.5	519.5	532.2	538.0	537.9

Diluted earnings per share	$1.15	$0.59	$1.89	($0.46)	$3.20	$1.88	$1.08